VAALCO ENERGY, INC.
                         4600 Post Oak Place, Suite 309
                              Houston, Texas 770027



                                                                  April 21, 1998


The 1818 Fund II, L.P.
c/o Brown Brothers Harriman & Co.
59 Wall Street
New York, NY 10005

Robert L. Gerry
W. Russell Scheirman
c/o Vaalco Energy, Inc.
4600 Post Office Place, Suite 309
Houston, Texas 77027

Gentlemen:

         Reference is made to (i) the Stock Acquisition Agreement and Plan of Reorganization, dated as of February 17, 1998 and amended as of April 21, 1998 (the "Stock Acquisition Agreement"), among Vaalco Energy, Inc., a Delaware corporation ("Vaalco"), The 1818 Fund II, L.P., a Delaware limited partnership (the "Fund"), and 1818 Oil Corp., a Delaware corporation ("1818 Oil"), and (ii) the Private Placement Memorandum dated April 15, 1998 of Vaalco (the "PPM").

         Vaalco hereby agrees that it shall, as soon as practicable after the date hereof, take all action necessary to amend the Certificate of Incorporation of Vaalco (including, without limitation, causing a special meeting of the stockholders of Vaalco to be called or circulating a written consent and mailing an information statement to stockholders in connection with any stockholder action taken by written consent) so that Vaalco will have reserved and available for issuance such number of authorized but unissued shares of Common Stock, par value $.10 per share (the "Common Stock"), of Vaalco as would be sufficient to permit the conversion of all outstanding (i) shares of Preferred Stock, par value $25.00 per share (the "Preferred Stock"), of Vaalco and (ii) options, warrants or similar rights with respect to shares of Common Stock (collectively, the "Options"), and each of the undersigned agrees to vote all of their shares of Common Stock and Preferred Stock in favor of such amendment.

         Notwithstanding anything to the contrary contained in the Certificate of Designation of the Preferred Stock or in any plan or agreement pursuant to which any Options were issued (collectively, the "Option Agreements'), each of the undersigned hereby understands and agrees that, upon the consummation of the transactions contemplated by the Stock Acquisition Agreement and the PPM, Vaalco will not have reserved and available for issuance such number of authorized but unissued shares of Common Stock as would be sufficient to permit the conversion of all outstanding Options and shares of Preferred Stock and each of the undersigned hereby waives any breach by Vaalco of the terms of the Preferred Stock or any Option Agreement in connection therewith.

         In furtherance of the foregoing, each person listed below agrees not to convert the number of Options or shares of Preferred Stock set forth opposite their name until such time as Vaalco has reserved and available for issuance such number of authorized but unissued shares of Common Stock as would be sufficient to permit the conversion of all outstanding Options and shares of Preferred Stock:

                                  Shares of
                               Preferred Stock                 Options
                               ---------------                 -------

The 1818 Fund II, L.P.               364

Robert L. Gerry                                                500,000

W. Russell Scheirman                                           500,000


         Vaalco shall notify each of the undersigned at such time as Vaalco has reserved and available for issuance such number of authorized but unissued shares of Common Stock as would be sufficient to permit the conversion of all outstanding Options and shares of Preferred Stock.

         This letter agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

                                            VAALCO ENERGY, INC.


                                            By:/s/ Robert L. Gerry III
                                               -----------------------
                                               Name:  Robert L. Gerry III
                                               Title: Chief Executive Officer


Accepted and Agreed to,
as of this 21 day of April, 1998


THE 1818 FUND II, L.P.

By:   Brown Brothers Harriman & Co.,
      its general partner


      By:/s/ T. Michael Long
         -------------------
         Name: T. Michael Long
         Title: Partner

/s/ Robert L. Gerry III
-----------------------
    Robert L. Gerry III


/s/ W. Russell Scheirman
------------------------
    W. Russell Scheirman